
                       As filed with the Securities and Exchange Commission on January 6, 2000

                                                                                        Registration No. 333-92333
===================================================================================================================


                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                              -----------------------


                                                  Amendment No. 1
                                                        to
                                                     FORM S-4


                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933

                                              -----------------------

                                                AVON PRODUCTS, INC.
                              (Exact Name of Registrant as Specified in Its Charter)

               New York                                 2844                                13-0544597
   (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)             Classification Number)                 Identification Number)

                                            1345 Avenue of the Americas
                                           New York, New York 10105-0196
                                                   (212) 282-5000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                              -----------------------

                                             Ward M. Miller, Jr., Esq.
                                                  General Counsel
                                            1345 Avenue of the Americas
                                           New York, New York 10105-0196
                                                   (212) 282-5000
        (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                              -----------------------

                                                      Copy to:
                                                 Sarah Beshar, Esq.
                                               Davis Polk & Wardwell
                                                450 Lexington Avenue
                                              New York, New York 10017
                                                   (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|


                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                                    Proposed             Proposed
                                                                     Maximum              Maximum             Amount of
             Title of Each Class                Amount to be    Offering Price Per       Aggregate          Registration
       of Securities to be Registered            Registered          Unit (1)         Offering Price (1)        Fee(2)
------------------------------------------------------------------------------------------------------------------------
6.90% Notes due 2004.........................   $200,000,000         99.010%          $198,020,000           $ 52,277.28
7.15% Notes due 2009.........................   $300,000,000         98.199%          $294,597,000           $ 77,773.61
------------------------------------------------------------------------------------------------------------------------
Total                                           $500,000,000            -             $492,617,000           $130,050.89
========================================================================================================================
(1)   Determined pursuant to Rule 457(f), solely for the purpose of calculating the registration fee, on the basis of the average of the bid and asked price for the securities on December 2, 1999.
(2)   This registration fee was previously paid on December 8, 1999.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===================================================================================================================

Prospectus
January 6, 2000


                                     [LOGO]


                              Avon Products, Inc.

                               Offer to Exchange

                     $200,000,000 6.90% Notes due 2004 and
                       $300,000,000 7.15% Notes due 2009

                                      for

                   $200,000,000 6.90% New Notes due 2004 and
                     $300,000,000 7.15% New Notes due 2009

                            -----------------------

     We are offering to exchange up to $200,000,000 of our 6.90% notes due 2004 and up to $300,000,000 of our 7.15% notes due 2009 (the New Notes), which will be registered under the Securities Act of 1933, as amended, for up to $200,000,000 of our existing 6.90% notes due 2004 and up to $300,000,000 of our existing 7.15% notes due 2009 (the Old Notes). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.


     The exchange offer and withdrawal rights will expire at 5:00 p.m. New York City time, on February 8, 2000 unless extended.


                            -----------------------

     To exchange your Old Notes for New Notes:


     o You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on February 8, 2000.


     o If your Old Notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of Old Notes for New Notes.

     o You should read the section called "The Exchange Offer" for additional information on how to exchange your Old Notes for New Notes.

                            -----------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                             ----------------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Where You can Find More Information.........................................3
Special Note Regarding Forward-Looking Information..........................4
Summary.....................................................................5
Selected Financial Data.....................................................8
The Company................................................................10
Recent Developments........................................................11
No Cash Proceeds to the Company............................................12
Consolidated Ratio of Earnings to Fixed Charges............................12
Capitalization.............................................................13
Description of the New Notes...............................................14
The Exchange Offer.........................................................23
Certain United States Income Tax Considerations............................32
Plan of Distribution.......................................................33
Notice to Investors........................................................34
Validity of the New Notes..................................................35
Independent Accountants....................................................35

                      WHERE YOU CAN FIND MORE INFORMATION

     Avon is subject to the informational requirements of the Securities Exchange Act and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

     Public Reference Room Office            New York Regional Office                Chicago Regional Office
     450 Fifth Street, N.W.                  7 World Trade Center                    Citicorp Center
     Room 1024                               Suite 1300                              500 West Madison Street
     Washington, D.C. 20549                  New York, New York 10048                Suite 1400
                                                                                     Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

        (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on February 25, 1999;

       (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 14, 1999;

      (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 12, 1999;

       (iv) Our Quarterly Report on From 10-Q for the quarter ended September 30, 1999, filed with the SEC on November 15, 1999; and

        (v) Our Definitive Proxy Statement, dated March 25, 1999, filed with the SEC on March 25, 1999.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this exchange offer and prior to the termination of this exchange offer.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the documents incorporated by reference, each statement being qualified in all material respects by that reference.


     We will promptly provide without charge to you, upon oral or written request, a copy of any or all of the documents incorporated by reference in this prospectus. To obtain timely delivery, you must request the information no later than February 1, 2000, or five business days before the expiration date, if the exchange offer is extended. Requests should be directed to Avon, 1345 Avenue of the Americas, New York, New York 10105-0196, Attention: Ward M. Miller, Jr., Esq., telephone (212) 282-5000.

     We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-4 with respect to the New Notes issuable pursuant to the exchange offer. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which reference is hereby made.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Some of the statements included or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These factors include, among others, the following:

     o     general economic and business conditions in our markets;

     o     our ability to implement our business strategy;

     o our ability to achieve anticipated cost savings and profitability targets;

     o     our ability to attract and retain key executives;

     o     our access to financing and management of foreign currency risks;

     o the impact of substantial currency exchange devaluations in our principal foreign markets;

     o     our ability to successfully identify new business opportunities;

     o the effect of legal and regulatory proceedings and restrictions imposed on us or our operations by foreign governments;

     o     changes in the industry; and

     o     competition.

     As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of Avon. Neither Avon nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                    SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. More detailed information appears elsewhere in this prospectus and in our consolidated financial statements and accompanying notes that we incorporate by reference. "The Exchange Offer" and the "Description of New Notes" sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the New Notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus. Unless the context clearly implies otherwise, the words "company," "we," "our," "ours," "us" and "Avon" refer to Avon Products, Inc., a New York corporation.


                               THE EXCHANGE OFFER

New Notes....................................     $200,000,000 in principal amount of our new 6.90% notes
                                                  due 2004 and $300,000,000 in principal amount of our
                                                  new 7.15% notes due 2009.

The Exchange Offer...........................     We are offering to issue the New Notes in exchange for a
                                                  like principal amount of outstanding Old Notes that we
                                                  issued on November 9, 1999.  We are offering to issue the
                                                  New Notes to satisfy our obligations contained in the
                                                  registration rights agreement we entered into when we
                                                  sold the Old Notes in transactions pursuant to Rule 144A,
                                                  Rule 501 and Regulation S under the Securities Act. The
                                                  Old Notes were subject to transfer restrictions that will not apply to the New Notes so long as you are acquiring the
                                                  New Notes in the ordinary course of your business, you
                                                  are not participating in a distribution of the New Notes
                                                  and you are not an affiliate of ours.

Maturity Dates...............................     November 15, 2004 and November 15, 2009.

Interest Payment Dates.......................     May 15 and November 15 of each year, commencing May
                                                  15, 2000.

Ranking......................................     The New Notes are unsecured senior obligations of ours
                                                  and will rank equally with all of our other senior
                                                  unsecured indebtedness.

Optional Redemption..........................     We may redeem some or all of the New Notes at any time
                                                  or from time to time at the redemption price described
                                                  under the heading "Description of the New Notes--
                                                  Optional Redemption" plus accrued interest, if any, to the date of redemption.


                                                 5




Certain Covenants............................     The indenture governing the New Notes contains
                                                  covenants that, among other things, limit our ability to:

                                                  o    create liens;

                                                  o    engage in certain sale/leaseback transactions;

                                                  o    merge or consolidate with another company; or

                                                  o    transfer substantially all of our assets.

                                                  For more details, see the section under the heading
                                                  "Description of the New Notes--Covenants" in the prospectus.

Use of Proceeds..............................     We will not receive any proceeds from the issuance of the
                                                  New Notes.

Denominations and Issuance of New Notes......     The New Notes will be issued only in registered form
                                                  without coupons, in minimum denominations of $1,000
                                                  and multiples of $1,000.


Tenders, Expiration Date, Withdrawal.........     The exchange offer will expire at 5:00 p.m., New York
                                                  City time, on February 8, 2000, unless it is extended.  To tender your Old Notes you must follow the detailed
                                                  procedures described under the heading  "The Exchange
                                                  Offer--Process for Tendering" including special
                                                  procedures for certain beneficial owners and broker-
                                                  dealers.  If you decide to exchange your Old Notes for
                                                  New Notes, you must acknowledge that you do not intend
                                                  to engage in and have no arrangement with any person to
                                                  participate in a distribution of the New Notes.  If you
                                                  decide to tender your Old Notes pursuant to the exchange
                                                  offer, you may withdraw them at any time prior to 5:00
                                                  p.m., New York City time, on the expiration date.


Federal Income Tax Consequences..............     Your exchange of Old Notes for New Notes pursuant to
                                                  the exchange offer will not result in a gain or loss to you.

Exchange Agent...............................     The Chase Manhattan Bank is the exchange agent for the
                                                  exchange offer.

Failure to Exchange Your Old Notes...........     If you fail to exchange your Old Notes for New Notes in
                                                  the exchange offer, your Old Notes will continue to be
                                                  subject to transfer restrictions and you will not have any further rights under the registration rights agreement,
                                                  including any right to require us to register your Old
                                                  Notes or to pay any additional interest.

Trading Market...............................     To the extent that Old Notes are tendered and accepted in
                                                  the exchange offer, your ability to sell untendered, and
                                                  tendered but unaccepted, Old Notes could be adversely


                                                         6




                                                  affected.  There may be no trading market for the Old
                                                  Notes.

                                                  There can be no assurance that an active public market
                                                  for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of
                                                  holders to sell the New Notes, or the price at which
                                                  holders would be able to sell the New Notes. For more
                                                  details, see the section under the heading "Notice to
                                                  Investors."

                            SELECTED FINANCIAL DATA

     The following selected financial data is derived from our audited consolidated financial statements, except for the financial data for the nine months ended September 30 that is derived from our unaudited consolidated financial statements. You should read the financial data presented below in conjunction with our consolidated financial statements, accompanying notes and management's discussion and analysis of our results of operations and financial condition, which are incorporated by reference into this prospectus.

                                  Nine Months Ended
                                     September 30                                   Year Ended December 31,
                               -----------------------          ------------------------------------------------------------
                                 1999            1998             1998            1997         1996        1995        1994
                               -------         -------          -------          -------     -------     -------     -------
                                                ($ in millions, except ratios and per share data)
Operating Data:
Net Sales..................    $ 3,723         $ 3,664          $ 5,213          $ 5,079     $ 4,814     $ 4,492     $ 4,267
Income from continuing
   operations before
   income taxes, minority
   interest and accounting
   changes.................        285 (1)         224 (2)          456 (2)          535         510         465         434
Net income.................        161 (1)         122 (2)          270 (2)          339         318         257         196
Balance Sheet data (at
period end):
Total assets...............    $ 2,527         $ 2,465          $ 2,434          $ 2,273     $ 2,222     $ 2,053     $ 1,978
Total debt.................        600             496              256              234         202         162         178
Other financing(3).........        108              56              112               59           -           -           -
Total stockholders' equity.         61             204              285              285         242         193         186
Other Data:
EBITDA(4)..................      379.3 (1)       305.1 (2)          568 (2)        648.8       614.9       564.6       540.3
Capital expenditures.......      123.3           110.9            189.5            169.4       103.6        72.7        99.9
Ratio of total debt and
   other financing to
   EBITDA..................        1.9x(1)         1.8x(2)          0.6x(2)          0.5x        0.3x        0.3x        0.3x
Ratio of EBITDA to
   interest expense........       11.5x(1)        10.0x(2)         13.9x(2)         15.5x       15.4x       13.7x       10.6x
Ratio of earnings to
   fixed charges(5)........        6.3x            5.3x             7.5x             8.5x        8.3x        7.9x        6.3x
Cash dividends per share...    $  0.54         $  0.51          $  0.68          $  0.63     $  0.58     $  0.53     $  0.48
Diluted EPS from
   continuing operations...    $  0.61 (1)     $  0.46 (2)      $  1.02 (2)      $ $1.27     $  1.18     $  1.05     $  0.93
Cash Flows provided
   (used) by Operating
   Activities..............    $ 109.7         $ (13.6)         $ 324.4          $ 315.5     $ 386.9     $ 279.0     $ 292.3
Cash Flows provided
   (used) by Investing
   Activities..............    $(133.5)        $(104.3)         $(182.3)         $(175.1)    $(106.6)    $ (73.3)    $  54.6
Cash Flows provided
   (used) by Financing
   Activities..............    $  39.7         $  69.6          $(183.1)         $(163.8)    $(236.2)    $(272.0)    $(345.4)

-------------------
     (1)  Includes a one-time charge of $151.2 million pre-tax ($121.9 million after tax) or $0.46 per diluted share, related to our Business
          Process Redesign (BPR) program. Excluding the charge, income from continuing operations before income taxes, minority interest and accounting changes, net income, EBITDA, ratio of total debt and other financing to EBITDA, ratio of EBITDA to interest expense, and diluted earnings per share were $437 million, $283 million, $531 million,
          1.3x, 16.0x and $1.07, respectively, for the nine months ended
          September 30, 1999.


                                       8




     (2) Includes one-time charges of $154.4 million pre-tax ($122.8 million after tax) or $0.46 per diluted share related to our BPR program.
          Excluding the charges, income from continuing operations before income taxes, minority interest and accounting changes, net income, EBITDA, ratio of total debt and other financing to EBITDA, ratio of EBITDA to interest expense, and diluted earnings per share were $378 million, $245 million, $460 million, 1.2x, 15.1x and $0.92, respectively, for the nine months ended September 30, 1998, and $610 million, $393 million, $723 million, 0.5x, 17.6x and $1.48, respectively, for the year ended December 31, 1998.

     (3) "Other financing" is included in other non-current liabilities on our Consolidated Balance Sheet at September 30, 1999 and 1998 and
          December 31, 1998 and 1997.

     (4) EBITDA represents income from continuing operations before income taxes, minority interest, interest expense, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of our liquidity. EBITDA is not a measurement under generally accepted accounting principles and may not be comparable with similarly titled measures of other companies that do not compute
          EBITDA in the same manner.

     (5) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest, plus fixed charges and the amortization of capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt discount, fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense. The ratios of earnings to fixed charges are calculated as follows:

          (Income before income taxes and minority interest) + (fixed charges) + (amortization of capitalized interest)
          -------------------------------------------------------------------------------------------------------------
                                                           (fixed charges)

          For the nine months ended September 30, 1999 and 1998, excluding the one-time charges discussed above, the ratio of earnings to fixed charges was 9.0 and 8.3, respectively. For the year ended December
          31, 1998, excluding the one-time charges discussed above, the ratio of earnings to fixed charges was 9.7.


                                  THE COMPANY

General

     We are one of the world's leading manufacturers and marketers of beauty and related products, which include cosmetics, fragrance and toiletries (CFT); fashion jewelry and accessories; apparel; and gift and decorative products. Approximately 2.8 million independent sales Representatives market our products to consumers globally. We commenced operations in 1886 and were incorporated in the State of New York on January 27, 1916. Our business is comprised of one industry segment, direct selling, with worldwide operations.

Global Business Strategy

     In 1999, we adopted a new strategic plan to drive revenue growth and expand our customer base around the world by building on our strengths as a beauty marketer and a leading home direct seller. The new strategy includes, but is not limited to, plans to upgrade our beauty image; build a global portfolio of jewelry and accessories; and develop innovative programs to train, motivate and retain Representatives as well as enhance their earnings opportunities. We expect that our Business Process Redesign (BPR) programs will continue to free resources to fund these strategic growth initiatives and contribute to earnings growth. Spending for product innovation and advertising are also key components in building a global beauty image and allocating our investments towards reaching the end consumer.

     Our global strategies include the following key growth initiatives:

     International Expansion

     Avon is one of the most widely recognized brand names in the world. We are particularly well positioned to capitalize on growth in new international markets due to high demand for quality products, underdeveloped retail infrastructures and relatively attractive earnings opportunity for women. We presently have operations in 45 countries outside the U.S. and our products are distributed in 89 more, for coverage in 135 markets, and we continue to expand into new markets. We have entered 21 new markets since 1990, including Russia and China and rapidly emerging nations throughout Central Europe, and are currently evaluating several other markets in Eastern Europe and the Pacific region.

     Direct Selling Contemporization

     We continue to revolutionize our direct selling channel and Representative experience, enabling us to reach women quickly and efficiently by offering Representatives training, support and earnings opportunities. In addition to new commission, sales training and communication programs, we are planning to leverage new technology such as the Internet to improve customer service, offer electronic ordering and communicate more effectively with Representatives. Additionally, we annually produce more than 600 million brochures in a dozen languages, utilizing common imagery and layouts from a single global database to enhance our global beauty image.

     Complementary Access and Image Enhancement

     To accelerate growth in established industrial nations such as the U.S., Western Europe and Japan, we have developed new channels to reach more customers and improve access to our products through Avon Beauty Centers and Express Centers in the U.S., toll-free telephone numbers, direct mail and "on-line" shopping via the Internet on our web site, Avon.com. We intend to implement an integrated Internet strategy to focus on improving access and accelerating growth. These complementary access programs will further increase Avon's brand awareness and drive our global beauty image.

     Strategies to increase the number of "fixed locations" that sell our products also help reach new customers in the Pacific region. For example, the Philippines, India and Indonesia use decentralized branches and satellite stores to serve Representatives and customers. The branches also create visibility for us with consumers and help build our beauty image. Additionally, in Malaysia, we have 145 franchised beauty boutiques, which are staffed by franchise Representatives and located in areas with high concentrations of Representatives. The boutiques provide more direct and personal service to Representatives and their customers.

     We continue to update the image of our core beauty products and our portfolio of global beauty brands. In the past four years, CFT products have all undergone extensive upgrades in packaging, imaging and formulations, consistent with the global brands strategy. These contemporary products project a consistent, high quality image in all markets and include brands such as Anew, Skin-So-Soft, Avon Color, Far Away, Rare Gold, Millennia, Starring, Avon Skin Care and Women of Earth. Global brands are growing rapidly as a percentage of our worldwide CFT business and in 1998 and 1997, they accounted for 47% and 39%, respectively, of our core beauty sales. The development of global brands has also enabled us to deliver a consistent beauty image around the world, as well as improve margins through pricing and supply chain efficiencies. We are also marketing a more vibrant beauty image through increased advertising and research and development spending and image-building programs focused on the consumer. In early 2000, we intend to launch our first-ever global advertising campaign, designed to further build our worldwide beauty image.

     In 1998, an important image enhancement came with the opening of the Avon Centre, a spa, salon and retail store located in Trump Tower, New York City. The Avon Centre emphasizes health and beauty and offers a selection of our beauty products created exclusively for use at the Avon Centre.

     Through these strategic initiatives designed to focus on high-quality, affordable products, as well as convenience for the customer, we are not only positioned for continued growth but also strengthening our image.

Distribution

     Our products are sold worldwide by approximately 2.8 million Representatives, approximately 445,000 of whom are in the United States. Almost all Representatives are women who sell on a part-time basis. Representatives are independent contractors or independent dealers, and are not agents or employees of ours. Representatives purchase products directly from us and sell them directly to their customers.

                              RECENT DEVELOPMENTS

     On December 7, 1999, we announced that we estimate our dollar-denominated sales growth in 1999 will be approximately 1% over our sales in 1998 and that we are targeting dollar-denominated sales growth in 2000 to be in the mid-single digits over our sales in 1999. We also announced that we expect our earnings per share for the fourth quarter of 1999 to be approximately $0.56 per share, which would be equal to that for the same period last year, and that we are targeting earnings per share growth in 2000 to be in the low-to-mid teens over our earnings per share in 1999.

     These forward-looking statements are subject to all of the known and unknown risks, uncertainties and other factors set forth in the section entitled "Special Note Regarding Forward-Looking Information."

                        NO CASH PROCEEDS TO THE COMPANY

     This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the New Notes as contemplated in the registration statement, of which this prospectus is a part, we will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in our outstanding debt.


                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the years and periods indicated:

                                                                   Nine Months
                                                                      Ended
                                                                   September 30          Year Ended December 31,
                                                                   ------------    ---------------------------------
                                                                   1999   1998     1998    1997   1996   1995   1994
                                                                   ----   ----     ----    ----   ----   ----   ----
Consolidated Ratio of Earnings to Fixed Charges................... 6.3(1)  5.3(2)  7.5(2)  8.5    8.3    7.9    6.3

-------------------
(1)  Includes a one-time charge of $151.2 million pre-tax ($121.9 million after tax) or $0.46 per diluted share, related to our Business Process Redesign
     (BPR) program. Excluding the one-time charge, the ratio of earnings to fixed charges for the nine months ended September 30, 1999 was 9.0.

(2) Includes one-time charges of $154.4 million pre-tax ($122.8 million after tax) or $0.46 per diluted share, related to our BPR program. Excluding the one-time charges, the ratio of earnings to fixed charges for the nine months ended September 30, 1998 was 8.3 and for the year ended December
     31, 1998, the ratio was 9.7.



     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest, plus fixed charges and the amortization of capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt discount, fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense. The ratios of earnings to fixed charges are calculated as follows:

  (Income before income taxes and minority interest) + (fixed charges) + (amortization of capitalized interest)
  -------------------------------------------------------------------------------------------------------------
                                              (fixed charges)

                                 CAPITALIZATION

     The following table shows our capitalization as of September 30, 1999 and as adjusted to reflect the sale of the Old Notes offered on November 9, 1999. The table does not reflect our short-term borrowings incurred after September 30, 1999 to finance our seasonal needs and the previously announced share repurchase program, some of which borrowings were repaid with the proceeds of the Old Notes, or adjustments to our shareholders' equity to reflect the impact on treasury stock and total stockholders' equity of shares repurchased after September 30, 1999. You should read this table in conjunction with our consolidated financial statements and their accompanying notes, which are incorporated by reference in the registration statement, of which this prospectus is a part.

                                                                                           September 30, 1999
                                                                           --------------------------------------------
                                                                             Actual            Adjustment   As Adjusted
                                                                           ---------           ----------   -----------
                                                                                            ($ in millions)
Short-term borrowing.................................................      $   395.7                 --     $   395.7

Long-term debt.......................................................          204.7 (1)             --         204.7 (1)
      Notes due 2004.................................................             --              200.0         200.0
      Notes due 2009.................................................             --              300.0         300.0
                                                                           ---------           --------     ---------
   Total debt........................................................          600.4              500.0       1,100.4

Common stock.........................................................           88.1                 --          88.1
Additional paid-in capital...........................................          809.3                 --         809.3
Retained earnings....................................................          738.8                 --         738.8
Accumulated other comprehensive income...............................         (346.3)                --        (346.3)
Treasury stock, at cost..............................................       (1,228.7)                --      (1,228.7)
                                                                           ---------           --------     ---------
   Total stockholders' equity........................................           61.2 (2)             --          61.2 (2)
                                                                           ---------           --------     ---------

        Total capitalization.........................................      $   661.6 (2)         $500.0     $ 1,161.6 (2)
                                                                          =========           ========     =========

-------------------
(1)  Long-term debt of $204.7 million is comprised of $100.0 million of 6.55%
     Notes due 2007, $100.0 million of 6.25% Notes due 2018 (putable/callable in 2003) and $4.7 million of other long-term debt.

(2) Does not reflect the changes to treasury stock and total stockholders' equity relating to the shares repurchased after September 30, 1999.


                          DESCRIPTION OF THE NEW NOTES

     The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the New Notes and the indenture.

General

     The Old Notes were, and the New Notes will be, issued under an indenture dated as of November 9, 1999 (as supplemented from time to time) between us and The Chase Manhattan Bank, as trustee ("Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.

     The Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers and amendments.

     The New Notes are unsecured senior obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     The New Notes are limited to $200,000,000 aggregate principal amount for the notes due 2004 and $300,000,000 aggregate principal amount for the notes due 2009. Each series of New Notes will mature on November 15 of its respective year of maturity.

     The New Notes bear interest at the rates per annum shown on the front cover of this prospectus from November 9, 1999 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2000, to the person in whose name the New Note (or any predecessor Note) is registered at the close of business on the preceding May 1 or November 1, as the case may be.

     The New Notes are not redeemable prior to maturity, except as described below under "--Optional Redemption," and do not have the benefit of a sinking fund. Principal of and interest on the New Notes will be payable, and the transfer of New Notes will be registrable, at the office of the Trustee at 450
W. 33rd St., 15th Floor, New York, New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

     The New Notes will be issued only in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Each of the notes due 2004 and the notes due 2009 will be represented by one or more Global Notes registered in the name of a nominee of The Depository Trust Company, New York, New York. Except as set forth under "Book-Entry; Delivery and Form" below, New Notes will not be issuable in certificated form.

Optional Redemption

     The New Notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, by mailing notice to the registered address of each holder of New Notes at least 30 days but not more than 60 days prior to the redemption. The redemption price will be equal to the greater of (1) 100% of the principal amount of the New Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on those New Notes discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus (i) 20 basis points with respect to the notes due 2004 or (ii) 25 basis points with respect to the notes due 2009, as the case may be. Accrued interest, if any, will be paid to the date of redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee at the direction of the Company.

     "Comparable Treasury Price'" means, with respect to any Redemption Date, as determined by the Trustee (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Redemption Date" when used with respect to any New Note to be redeemed, means the date which is a Business Day fixed for such redemption by the Company pursuant to the indenture.

     "Reference Treasury Dealers" means Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Warburg Dillon Read LLC and their respective successors. If any Reference Treasury Dealer shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer, at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

     "Remaining Scheduled Payments" means, with respect to the New Notes to be redeemed, the remaining scheduled payments of principal of and interest on those New Notes that would be due after the related Redemption Date but for that redemption; provided, however, that if such Redemption Date is not an interest payment date with respect to the New Notes to be redeemed, the amount of the next succeeding scheduled interest payment on those New Notes will be reduced by the amount of interest accrued on such New Notes to such Redemption Date.

     "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

     On or after the Redemption Date, interest will cease to accrue on the New Notes or any portion of the New Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Redemption Date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the New Notes to be redeemed on that date. If less than all of the New Notes are to be redeemed, the New Notes to be redeemed shall be selected by the Trustee, pro rata, by lot or by a method the Trustee deems to be fair and appropriate.

Covenants

     Negative Pledge

     The Company has agreed that if the Company or any subsidiary shall issue, assume, incur or guarantee any indebtedness secured by a lien on any Principal Property (as defined below) or on any shares of capital stock of any subsidiary ("Secured Debt"), the Company will secure, or cause such subsidiary to secure, the New Notes equally and ratably with such Secured Debt, unless after giving effect thereto the aggregate amount of all such Secured Debt, together with all Attributable Debt (as defined below) of the Company and its subsidiaries in respect of sale and leaseback transactions to which the restriction referred to below applies, would not exceed 20% of the Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries.

     Secured Debt does not include indebtedness secured by:

      (a) liens on any Principal Property acquired by the Company or a subsidiary after the date of the indenture to secure or provide for the payment or financing of all or any part of the purchase price thereof or construction of fixed improvements thereon (prior to, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation thereof);

      (b) liens on any shares of stock or Principal Property acquired by the Company or a subsidiary after the date of the indenture existing at the time of such acquisition;

      (c) liens on any shares of stock or Principal Property of a corporation which is merged into or consolidated with the Company or a subsidiary or substantially all of the assets of which are acquired by the Company or a subsidiary;

      (d) liens securing indebtedness of a subsidiary owing to the Company or another subsidiary;

      (e)  liens existing at the date of the indenture;

      (f) liens on any Principal Property being constructed or improved securing loans to finance such construction or improvements;

      (g) liens in favor of governmental bodies of the United States or any state thereof or any other country or political subdivision thereof to secure partial, progress or advance payments pursuant to any contract or statute, or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such liens;

      (h) liens securing taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

      (i) liens arising by reason of deposits necessary to qualify the Company or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law; or

      (j) extensions, renewals or replacement of liens referred to in the foregoing clauses provided that the indebtedness secured is not increased or the lien extended to any additional assets.

     Restriction on Sale and Leaseback Transactions

     The Company has also agreed that neither the Company nor any subsidiary will enter into, assume, guarantee, or otherwise become liable with respect to any sale and leaseback transaction involving any Principal Property, unless immediately after giving effect thereto the sum, without duplication, of:

     (i)  the aggregate principal amount of all Secured Debt; and

     (ii) the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions to which this restriction applies would not exceed 20% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries.

     This restriction will not apply to the extent that, during the period commencing 60 days prior to and ending 120 days after a sale and leaseback transaction, the Company or a subsidiary applies an amount equal to the Attributable Debt with respect to such sale and leaseback transaction:

     (i) to the acquisition, directly or indirectly and in whole or in part, of Principal Properties, or

    (ii) to the retirement of long-term indebtedness (other than mandatory prepayment or retirement) of the Company or any subsidiary.

     This restriction will also not apply to any sale and leaseback transaction:

     (i)   between the Company and a subsidiary or between subsidiaries, or

    (ii) involving the taking back of a lease for a period of three years or less.

     "Attributable Debt" means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee under a sale and leaseback transaction for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent awards) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" means the total assets shown on the most recent audited annual consolidated balance sheet of the Company and its consolidated subsidiaries, after deducting the amount of all current liabilities and intangible assets.

     "Principal Property" means any manufacturing plant, testing or research and development facility, distribution facility, processing plant or warehouse (including, without limitation, land, fixtures and equipment), owned or leased by the Company or any subsidiary (including any of the foregoing acquired or leased after the date of the indenture) and located within the United States of America, its territories and possessions, unless the Board of Directors of the Company determines in good faith that such plant or facility is not of material importance to the total business conducted by the Company and its consolidated subsidiaries.

     The indenture does not otherwise restrict the incurrence of debt by the Company or its subsidiaries.

     Consolidation, Merger and Sale of Assets

     The Company has also agreed that it will not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entity to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless:

     (i) the successor Person (if not the Company) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the New Notes and under the indenture;

    (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

   (iii) certain other conditions are met.

Events of Default

     Each of the following will constitute an Event of Default under the indenture:

     (a)   failure to pay principal of any New Note at its maturity;

     (b) failure to pay any interest on any New Note when due, continued for 30 days;

     (c) failure to perform any covenant of the Company in the indenture, continued for 60 days after written notice of such failure is given as provided in the indenture;

     (d) failure by the Company to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $50,000,000, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 30 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the New Notes, as provided in the indenture; and

     (e) certain events in bankruptcy, insolvency or reorganization.

     If an Event of Default (other than an Event of Default described in clause
(e) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes and Old Notes, if any, by notice as provided in the indenture may declare the principal amount of the New Notes to be due and payable immediately. If an Event of Default described in clause (e) above shall occur, the principal amount of all the outstanding New Notes and Old Notes, if any, will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree for payment of the money due, the holders of a majority in aggregate principal amount of the New Notes and Old Notes, if any, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "--Modification and Waiver."

     Subject to the provisions of the indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the New Notes and Old Notes, if any, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the New Notes and Old Notes, if any.

     No holder of a New Note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless:

     (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the New Notes;

    (ii) the holders of at least 25% in aggregate principal amount of the New Notes and Old Notes, if any, have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and

   (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding New Notes and Old Notes, if any, a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a New Note for the enforcement of payment of the principal of or interest on such New Note on or after the applicable due date specified in such New Note.

     The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

     Modifications and amendments of the indenture may be made by the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of New Notes and Old Notes, if any, affected by such modification or amendment.

     No such modification or amendment may, without the consent of the holder of each outstanding New Note affected thereby,

          (a) change the stated maturity of the principal of, or any installment of interest on, any New Note;

          (b)  reduce the principal amount of or interest on, any New Note;

          (c) change the place or currency of payment of principal of or interest on, any New Note;

          (d) impair the right to institute suit for the enforcement of any payment on any New Note;

          (e) reduce the percentage in principal amount of outstanding New Notes, the consent of whose holders is required for modification or amendment of the indenture;

          (f) reduce the percentage in principal amount of outstanding New Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

          (g)  modify such provisions with respect to modification and waiver.

     The holders of at least a majority in principal amount of the outstanding New Notes and Old Notes, if any, may waive compliance by the Company with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding New Notes and Old Notes, if any, may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each New Note.

Defeasance and Discharge; Covenant Defeasance

     The Company may elect, at its option at any time, to have the indenture provisions relating to defeasance and discharge of indebtedness, or relating to defeasance of certain restrictive covenants in the indenture, applied to the outstanding New Notes.

     Defeasance and Discharge

     The indenture provides that upon the Company's exercise of its option to have the provisions relating to defeasance and discharge applied to the New Notes, the Company will be discharged from all its obligations with respect to the New Notes (except for certain obligations to replace stolen, lost or mutilated New Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the New Notes of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the New Notes at maturity in accordance with the terms of the indenture and the New Notes. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the New Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

     Defeasance of Certain Covenants

     The indenture provides that, upon the Company's exercise of its option to have the provisions relating to defeasance of certain restrictive covenants applied to the New Notes, the Company may omit to comply with certain restrictive covenants, including those described under " -- Covenants--Negative Pledge," "--Covenants --Restriction on Sale and Leaseback Transactions" and "--Covenants--Consolidation, Merger and Sale of Assets," and the occurrence of certain Events of Default, which are described above in clause (c) (with respect to such restrictive covenants) and clause (d) under "--Events of Default," will be deemed not to be or result in an Event of Default, in each case with respect to the New Notes.

     The Company, in order to exercise such option, will be required, among other things:

          (1) to deposit, in trust for the benefit of the holders of the New Notes, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the New Notes at maturity in accordance with the terms of the indenture and the New Notes, and

          (2) to deliver to the Trustee an opinion of counsel to the effect that holders of the New Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

     In the event the Company exercises this option and the New Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the New Notes at maturity but may not be sufficient to pay amounts due on the New Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

Regarding the Trustee

     The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

     The Trustee under the indenture is also the Administrative Agent and a lender under the Company's $600,000,000 Revolving Credit and Competitive Advance Facility Agreement dated as of August 8, 1996, the Trustee with respect to the Company's pension assets and the Issuing and Paying Agent with respect to the Company's commercial paper program.

Book-Entry; Delivery and Form

     The New Notes will be issued in fully registered form.

     The New Notes will be represented by one or more fully registered global notes and will be deposited on behalf of DTC and registered in the name of Cede & Co., as DTC's nominee.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for persons who have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers, and trust companies (the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Certain of such participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of New Notes under the DTC system must be made by or through participants, which will receive a credit for the New Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.

     The deposit of New Notes with a custodian for DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC's records reflect only the identity of the participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in any Global Security.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Principal and interest payments on the New Notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibilities of such participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants and indirect participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to the Company. In the event that DTC notifies the Company that it is unwilling or unable to continue as depositary for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be registered, as the case may be, certificates for the relevant New Notes will be printed and delivered in exchange for interests in such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant New Notes registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such Global Security.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the New Notes will be printed and delivered.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The Old Notes were sold by us on November 9, 1999 to the initial purchasers pursuant to a purchase agreement, dated November 4, 1999, between us and the initial purchasers. The initial purchasers subsequently sold the Old Notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act in reliance on Rule 144A, to a limited number of institutional "accredited investors," as defined in Rule 501 under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the Old Notes, Avon and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would:

     o use our reasonable best efforts to file with the SEC within 150 days after the closing date, which is the date we delivered the Old Notes to the initial purchasers, a registration statement under the Securities Act with respect to the New Notes; and


     o cause such registration statement to become effective under the Securities Act within 180 days after the closing date.


     We agreed to issue and exchange New Notes for all Old Notes validly tendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the registration rights agreement and the purchase agreement. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, it is contemplated that we will instead file a shelf registration statement covering resales by the holders of the Old Notes and will use our reasonable best efforts to cause such shelf registration statement to become effective and to keep such shelf registration statement effective for a maximum of two years from the closing date.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to the expiration date.

     We will issue $1,000 principal amount of New Notes in exchange for each respective $1,000 principal amount of outstanding Old Notes validly tendered and not withdrawn pursuant to the exchange offer. Old Notes may be tendered in the principal amount of $100,000 and integral multiples of $1,000 in excess thereof, provided that if fewer than all of the Old Notes of a holder are tendered for exchange, the untendered principal amount of the holder's remaining Old Notes must be $100,000 or any integral multiple of $1,000 in excess thereof.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that:

     o the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof;

     o holders of the New Notes will not be entitled to any of the registration rights of holders of Old Notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer; and

     o the New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 above that amount, while the Old Notes were issued in minimum denominations of $100,000 and integral multiples of $1,000 above that amount.

The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture, which also authorized the issuance of the Old Notes, such that the New Notes and the Old Notes will be treated as a single class of securities under the indenture.


     As of the date of this prospectus, $200,000,000 of notes due 2004 and $300,000,000 of notes due 2009 are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on January 4, 2000 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the exchange offer.


     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Business Corporation Law of the State of New York or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered Old Notes when, and if, we have given oral or written notice thereof to The Chase Manhattan Bank, the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the New Notes from the Company.

     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "The Exchange Offer--Fees and Expenses."

Expiration Date; Extensions; Amendments


     The term "expiration date" shall mean 5:00 p.m., New York City time, on February 8, 2000, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.


     If we determine to extend the exchange offer, we will, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date:

     o    notify the exchange agent of any extension by oral or written notice;
          and

     o issue a press release or other public announcement which shall include disclosure of the approximate number of Old Notes deposited to date.

     We reserve the right, in our sole discretion:

     o    to delay accepting any Old Notes;

     o    to extend the exchange offer; or

     o if, in the opinion of our counsel, the consummation of the exchange offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

     The New Notes will accrue interest at the rate of 6.90% per annum for the notes due 2004 and 7.15% per annum for the notes due 2009 from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from November 9, 1999, payable semi-annually in arrears on May 15 and November 15 of each year beginning on May 15, 2000.

Resale of the New Notes

     With respect to the New Notes, based upon interpretations by the staff of the SEC set forth in certain no-action letters issued to third parties, we believe that a holder who exchanges Old Notes for New Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the New Notes, and who is not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

     If any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in the distribution of the New Notes, such holder:

     o cannot rely on the position of the staff of the SEC enumerated in such no-action letters issued to third parties; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities. We will make this prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 90 days after the expiration date. See "Plan of Distribution."

Procedures for Tendering

     To tender in the exchange offer, a holder of Old Notes must either:

     o complete, sign and date the letter of transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent; or

     o if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an agent's message (as defined below) to the exchange agent in lieu of the letter of transmittal, in either case for receipt on or prior to the expiration date.

     In addition, either:

     o certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal;

     o a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such Old Notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, along with the letter of transmittal or an agent's message, as the case may be, must be received by the exchange agent prior to the expiration date; or

     o the holder must comply with the guaranteed delivery procedures described.

     The term "agent's message" means a message, transmitted to the exchange agent's account at DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that such account has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that the Company may enforce the letter of transmittal against such participant. To be tendered effectively, the letter of transmittal and other required documents, or an agent's message in lieu thereof, must be received by the exchange agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of Old Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any Old Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner(s) of the Old Notes whose Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's Old Notes:

     o make appropriate arrangements to register ownership of the Old Notes in such owner's name; or

     o    obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an eligible institution unless the Old Notes tendered pursuant thereto are tendered:

     o by a registered holder who has not completed the box titled "Special Delivery Instruction" on the letter of transmittal; or

     o    for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by an eligible institution, which is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange Act) which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Old Notes.

     In connection with any tender of Old Notes in definitive certified form, if the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding.
We reserve the absolute right:

     o to reject any and all Old Notes not properly tendered and any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful; and

     o to waive any defects, irregularities or conditions of tender as to particular Old Notes.

     Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities in connection with tenders of Old Notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering Old Notes pursuant to the exchange offer, each holder of Old Notes will represent to us that, among other things:,

     o the New Notes to be acquired by such holder of Old Notes in connection with the exchange offer are being acquired by such holder in the ordinary course of business of such holder;

     o such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes;

     o such holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters;

     o such holder understands that a secondary resale transaction, described above, and any resales of New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission; and

     o such holder is not an "affiliate", as defined in Rule 405 under the Securities Act, of ours.

     If the holder is a broker-dealer that will receive New Notes for such holder's own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the letter of transmittal that such holder will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Return of Old Notes

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     o Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents, or an agent's message in lieu thereof.

      If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or otherwise non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with DTC) as promptly as practicable.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or an agent's message in lieu of a letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     If a holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available or the holder cannot deliver its Old Notes (or complete the procedures for book-entry transfer), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, a holder may effect a tender if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if applicable) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date:

              (i) the letter of transmittal (or a facsimile thereof), or an agent's message in lieu thereof,

             (ii) the certificate(s) representing the Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and

            (iii)   any other documents required by the letter of transmittal,

          will be deposited by the eligible institution with the exchange agent; and

     o such properly executed letter of transmittal (or facsimile thereof), or an agent's message in lieu thereof, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must:

     o specify the name of the person having deposited the Old Notes to be withdrawn;

     o identify the Old Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Old Notes); and

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees).

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

     Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued with respect thereto, unless the Old Notes so withdrawn are validly re-tendered. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Termination of Certain Rights

     All registration rights under the registration rights agreement accorded to holders of the Old Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the exchange offer. However, for a period of up to 90 days after the registration statement is declared effective, we will keep the registration statement effective and provide copies of the latest version of the prospectus to any broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any resale by such broker-dealer of New Notes received for its own account pursuant to the exchange offer in exchange for Old Notes acquired for its own account as a result of market-making or other trading activities.

Exchange Agent

     The Chase Manhattan Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a copy of the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

     By Mail or Hand/Overnight Delivery:            By Facsimile:

          The Chase Manhattan Bank                  (212) 638-7380/81
          55 Water Street
          Room 234, North Building                  Confirm by Telephone:
          New York, NY 10041
          Attn.: Carlos Esteves                     (212) 638-0828

     The Chase Manhattan Bank also serves as Trustee under the indenture.

Fees and Expenses

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by our officers and regular employees or those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and the Trustee, accounting and legal fees, and printing costs, will be paid by us.

     We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequence of Failure to Exchange

     Participation in the exchange offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Old Notes that are not exchanged for the New Notes pursuant to the exchange offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) under the Securities Act. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

     o to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     o in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

     o pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available)

     o pursuant to an effective registration statement under the Securities Act; or

     o pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the New Notes.

                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

     The exchange of Old Notes for New Notes should not be treated as a taxable transaction for U.S. Federal income tax purposes because the New Notes will not be considered to differ materially in kind or in extent from the Old Notes. Rather, the New Notes you receive should be treated as a continuation of your investment in the Old Notes. As a result, there should be no material U.S. Federal income tax consequences to you resulting from the exchange of Old Notes for New Notes.

     You should consult your own tax advisors concerning the tax consequences arising under state, local, or foreign laws of the exchange of Old Notes for New Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for such Old Notes. For a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the New Notes, or a combination of these methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the New Notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                              NOTICE TO INVESTORS

     Based on interpretations of the staff of the SEC set forth in no-action letters issued to third parties, we believe that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder (other than broker-dealers, as set forth below, and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further registration under the Securities Act and without delivery to prospective purchasers of a prospectus pursuant to the provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the New Notes. Eligible holders wishing to accept the exchange offer must represent to us in the letter of transmittal that these conditions have been met. See "The Exchange Offer--Procedures for Tendering."

     Each broker-dealer who holds Old Notes acquired for its own account as a result of market-making or other trading activities and who receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received for the broker-dealer's own account in exchange for Old Notes where Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. For a period of up to 90 days after the expiration date, we will make this prospectus available to those broker-dealers (if they so request in the letter of transmittal) for use in connection with those resales. See "Plan of Distribution."

     The Old Notes and the New Notes constitute new issues of securities with no established public trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system. There can be no assurance that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. We have been advised by the initial purchasers that they intend to make a market in the New Notes; however, these entities are under no obligation to do so and any market making activities with respect to the New Notes may be discontinued at any time. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates our operating results and the market for similar securities.

     Any Old Notes not tendered or accepted in the exchange offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the exchange offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and we will have no further obligation to those holders, under the registration rights agreement, to provide for the registration under the Securities Act of the Old Notes. There may be no trading market for the Old Notes.

     We will not receive any proceeds from, and have agreed to bear the expenses of, the exchange offer. No underwriter is being used in connection with the exchange offer.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of those jurisdictions.

                           VALIDITY OF THE NEW NOTES

     The validity of the New Notes will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.


                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

===============================================================================

                              Avon Products, Inc.


                                     [LOGO]



                     $200,000,000 6.90% New Notes due 2004

                     $300,000,000 7.15% New Notes due 2009



                            -----------------------

                                   Prospectus

                            -----------------------





                                January 6, 2000


===============================================================================

                                    PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XII of the By-Laws of Avon Products, Inc. provides as follows:

     Section 1. Indemnification--Third Party and Derivative Actions. (a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorney's fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.

     Section 2. Payment of Indemnification; Repayment. (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

     (b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.

     (c) Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

     (d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.

     Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

     Section 4. Survival; Savings Clause; Preservation of Other Rights. (a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.

     (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

     (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a)

               1.1*     Purchase Agreement, dated November 4, 1999, between
                        Avon Products, Inc. and Salomon Smith Barney Inc.,
                        J.P. Morgan Securities Inc., Banc of America
                        Securities LLC, Chase Securities Inc., Deutsche Bank
                        Securities Inc., Morgan Stanley & Co. Incorporated and
                        Warburg Dillon Read LLC, as initial purchasers.
               4.1*     Form of New Note due 2004 (included in Exhibit 4.2).
               4.1*     Form of New Note due 2009 (included in Exhibit 4.2).
               4.2*     Indenture, dated as of November 9, 1999, between Avon
                        Products, Inc., as Issuer, and The Chase Manhattan
                        Bank, as Trustee.
               4.3**    First Supplemental Indenture, dated as of
                        January 5, 2000, between Avon Products, Inc., as
                        Issuer, and The Chase Manhattan Bank, as Trustee.

               4.4*     Registration Rights Agreement, dated as of November 9,
                        1999, between Avon Products, Inc. and Salomon Smith
                        Barney Inc., J.P. Morgan Securities Inc., Banc of
                        America Securities LLC, Chase Securities Inc.,
                        Deutsche Bank Securities Inc., Morgan Stanley & Co.
                        Incorporated and Warburg Dillon Read LLC.
               5.1**    Opinion of Davis Polk & Wardwell regarding the validity
                        of the New Notes.
              23.1**    Consent of Davis Polk & Wardwell (included in Exhibit
                        5.1).
              23.2*     Consent of PricewaterhouseCoopers LLP.
              24.1*     Power of Attorney.
              25.1*     Statement of Eligibility under the Trust Indenture Act
                        of 1939 on Form T-1 of The Chase Manhattan Bank, as
                        Trustee.
              99.1*     Form of Letter of Transmittal.
              99.2*     Form of Notice of Guaranteed Delivery.
              99.3*     Form of Exchange Agent Agreement.

-------------------
*    Previously filed.

**   Filed with this Amendment No. 1.

     (b)   Not Applicable.

     (c)   Not Applicable.


ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of January, 2000.


                                          AVON PRODUCTS, INC.

                                          By: /s/ Ward M. Miller, Jr.
                                              --------------------------------
                                                  Ward M. Miller, Jr.
                                                  Senior Vice President,
                                                  General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                    Title                                 Date
               ---------                                    -----                                 ----

               *                                Non Executive Chairman of the               January 5, 2000
----------------------------------                   Board and Director
        Stanley C. Gault

               *                            President and Chief Executive Officer           January 5, 2000
----------------------------------              (principal executive officer)
        Andrea Jung

               *                                Executive Vice President and                January 5, 2000
----------------------------------                Chief Financial Officer
        Robert J. Corti                        (principal financial officer)

               *
----------------------------------              Vice President and Controller               January 5, 2000
        Janice Marolda                         (principal accounting officer)

               *
----------------------------------                        Director                          January 5, 2000
        Brenda C. Barnes

               *
----------------------------------                        Director                          January 5, 2000
        Richard S. Barton


----------------------------------                        Director
        Jose Ferreira, Jr.


                                                       II-4




               Signature                                    Title                                 Date
               ---------                                    -----                                 ----

               *                                          Director                          January 5, 2000
---------------------------------
        Edward T. Fogarty

               *                                          Director                          January 5, 2000
---------------------------------
        Fred Hassan

               *                                          Director                          January 5, 2000
---------------------------------
        Susan J. Kropf

               *                                          Director                          January 5, 2000
---------------------------------
        Ann S. Moore

               *                                          Director                          January 5, 2000
---------------------------------
        Paula Stern

               *                                          Director                          January 5, 2000
---------------------------------
        Lawrence A. Weinbach


* By:    /s/  Ward M. Miller, Jr.                                                           January 5, 2000
     --------------------------------------
     Ward M. Miller, Jr.
     Senior Vice President,
     General Counsel and Secretary

                                 EXHIBIT INDEX



EXHIBIT NO.              DESCRIPTION
-----------              -----------

1.1* Purchase Agreement, dated November 4, 1999, between Avon Products, Inc. and Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Warburg Dillon Read LLC, as initial purchasers.

4.1*        Form of New Note due 2004 (included in Exhibit 4.2).

4.1*        Form of New Note due 2009 (included in Exhibit 4.2).

4.2* Indenture, dated as of November 9, 1999, between Avon Products, Inc., as Issuer, and The Chase Manhattan Bank, as Trustee.

4.3** First Supplemental Indenture, dated as of January 5, 2000, between Avon Products, Inc., as Issuer, and The Chase Manhattan Bank, as Trustee.

4.4* Registration Rights Agreement, dated as of November 9, 1999, between Avon Products, Inc. and Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Warburg Dillon Read LLC.

5.1**       Opinion of Davis Polk & Wardwell regarding the validity of the New
            Notes.

23.1**      Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2*       Consent of PricewaterhouseCoopers LLP.

24.1*       Power of Attorney.

25.1*       Statement of Eligibility under the Trust Indenture Act of 1939 on
            Form T-1 of The Chase Manhattan Bank, as Trustee.
99.1*       Form of Letter of Transmittal.

99.2*       Form of Notice of Guaranteed Delivery.

99.3*       Form of Exchange Agent Agreement.
-------------------
*    Previously filed.

**   Filed with this Amendment No. 1.


                                      E-1